August 27, 1997

Meridian Fund, Inc.
Suite 306
60 East Sir Francis Drake Boulevard
Larkspur, California  94939

Re:  Issuance and Sale of 3,116,535 Shares of
     Meridian Fund, Inc.; Rule 24f-2 Notice
     SEC File Nos. 2-90949; 811-04014

Ladies and Gentlemen:

         Meridian Fund, Inc. (the "Company") has requested our opinion in connection with the sale by the Company of 3,116,535 shares of the Company, aggregating the sales of two separate series (the "Shares") during the period July 1, 1996 through June 30, 1997 inclusive ("Fiscal 1997"). We understand that a copy of this opinion will be provided to the Securities and Exchange Commission pursuant to Rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

         We have examined documents relating to the organization of the Company and the authorization for registration and issuance of shares of the Company. We have also examined a certificate of the Secretary of the Company relating to the number of shares of the Company sold during Fiscal 1997.

         Based upon and subject to the foregoing, we are of the opinion that:

         The issuance and sale of the Shares of the Company have been duly and validly authorized by all appropriate corporate action, and assuming delivery by sale or in accord with a dividend reinvestment plan, in accordance with the description set forth in the Company's current prospectuses under the Securities Act of 1933, the shares have been duly authorized and were legally issued, fully paid and nonassessable.

         We consent to the submission of a copy of this opinion to the Securities and Exchange Commission in connection with the filing of the Company's Rule 24f-2 Notice for Fiscal 1997, as contemplated in Rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

         The opinion given above is subject to the condition that the Company shall have complied with the provision of any applicable laws, regulations, and permits of any state or foreign country in which any of the Shares was sold.

                                 Very truly yours,

                                 /s/ MORRISON & FOERSTER LLP
                                 ---------------------------
                                 MORRISON & FOERSTER LLP